UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-75200

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-97879

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-132692

UNDER

THE SECURITIES ACT OF 1933

Axcan Pharma Inc.

(Exact Name of Registrant as Specified in Its Charter)

Canada	N/A
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

597 Laurier Boulevard

Mont-Saint-Hilaire, Quebec

J3H 6C4

(Address of Principal Executive Offices)

AXCAN PHARMA INC. AMENDED AND RESTATED STOCK OPTION PLAN

Axcan Pharma Inc. Stock Option Plan As Amended and Restated on January 9, 2002

AXCAN PHARMA INC. 2006 Stock Incentive Plan

(Full Title of the Plans)

CT Corporation System

111 8th Avenue, 15th Floor

New York, New York, 10011

(212) 894-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Patrick O’Brien

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of the Registrant (collectively, the “Registration Statements”):

File No. 333-75200, pertaining to the registration of 2,590,000 shares of the Registrant’s common stock, without par value (“Common Stock”), issuable under the Axcan Pharma Inc. Amended and Restated Stock Option Plan (the “2000 Plan”), which was filed with the Securities and Exchange Commission on December 14, 2001;

File No. 333-97879, pertaining to the registration of 4,500,000 shares of Common Stock, including the 2,590,000 shares previously registered in the December 14, 2001 filing noted above, issuable under the Axcan Pharma Inc. Stock Option Plan as Amended and Restated on January 9, 2002, an amended version of the 2000 Plan (the “2002 Plan”), which was filed with the Securities and Exchange Commission on August 9, 2002; and

File No. 333-132692, pertaining to the registration of 4,550,000 shares of Common Stock, 2,250,000 shares of such Common Stock issuable under the Axcan Pharma Inc. 2006 Stock Purchase Plan (the “Sub-Plan”), which is a sub-plan under the Axcan Pharma Inc. 2006 Stock Incentive Plan (the “2006 Plan”) and 2,300,000 shares of such Common Stock issuable under the 2006 Plan, which was filed with the Securities and Exchange Commission on March 24, 2006.

Pursuant to the completion of the Plan of Arrangement on February 25, 2008 (the “Arrangement”), 4445660 Canada Inc., an affiliate of TPG Partners V, L.P., purchased all of the Common Shares on February 25, 2008 for a purchase price of $23.35 per Common Share.

In connection with the completion of the Arrangement, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the shares of Common Stock registered but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mont-Saint-Hilaire, Province of Québec, Canada, on the 24th of April, 2008.

AXCAN PHARMA INC.

By:	/S/ RICHARD TARTE
Name:	Richard Tarte
Title:	Vice President, Corporate Development,
General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Richard Tarte, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Post-Effective Amendment to the Registration Statements under the Securities Act of 1933, as amended, and to any and all amendments, documents and exhibits in connection therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ FRANK A.G.M. VERWIEL	Frank A.G.M. Verwiel	April 24, 2008
Director, President and Chief Executive Officer (Principal Executive Officer)

/S/ STEVE GANNON	Steve Gannon	April 24, 2008
Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/S/ DAVID MIMS	David Mims	April 24, 2008
Director, Executive Vice President and Chief Operating Officer